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For Immediate Release
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                  CRUISE AMERICA REPORTS ADVERSE JURY DECISION

MESA, Arizona (October 3, 1997) -- Cruise America, Inc. (AMEX: "RVR") today announced that a California jury awarded damages of approximately $2.2 million against the Company's subsidiary, American Land Cruisers of California, Incorporated (ALCCAL).

The action was first brought against ALCCAL in May 1987 and has been tried twice previously. The first trial resulted in a judgement for the plaintiff in the amount of $3.5 million. That judgement was reversed on appeal and remanded for retrial. The second trial resulted in a net judgement for the Company of $399,000. That judgement was reduced on appeal and again remanded for retrial. The issue of punitive damages in the third trial is still before the jury. The management of Cruise America, Inc. believes the most recent jury verdict is unjust and that the damages awarded are inappropriate and excessive. The Company intends to vigorously pursue a reversal of these decisions or the reduction or elimination of the damages awarded through post-trial motions and through the California Court of Appeals. Pending appeal, the Company intends to set up a reserve for damages in its second fiscal quarter, which ends October 31, 1997. The damages award will not have any adverse effects upon the Company's daily operations, which will continue as normal.

Cruise America, Inc. believes that it is one of the largest companies in North America specializing in the rental and sale of recreational vehicles, including motorhomes, truck campers and motorcycles. The Company's common stock trades on the American Stock Exchange under the ticker symbol "RVR".


                   For additional information, please contact:

              Randall Smalley, President and CEO at (602) 464-7300
                                       or
          R. Jerry Falkner, CFA, Investor Relations at (800) 377-9893.


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                  11 WEST HAMPTON AVENUE / MESA, ARIZONA 85210
                    PHONE: (602) 464-7300 FAX: (602) 464-7302
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